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                                                               Exhibit 10(e)(2)



                          BATTLE MOUNTAIN GOLD COMPANY
                           1997 INCENTIVE BONUS PLAN

     1. Purpose. The Battle Mountain Gold Company 1997 Incentive Bonus Plan is intended to increase incentives for employees to attain and maintain the highest standards of performance, to attract and retain employees of outstanding competence and ability, to stimulate the active interest of employees in the development and financial success of the Company, to further the identity of interests of employees with those of the Company's shareholders generally and to reward employees for outstanding performance when certain objectives are achieved.

     2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

          "Board" means the Board of Directors of Battle Mountain Gold Company.

          "Bonus" means the award payable under this Plan.

          "Bonus Period" means the calendar year beginning on or after the Effective Date with respect to which the Bonus is paid.

          "Business Criteria" means the business criteria listed in paragraph 7 of this Plan.

          "Committee" means the Compensation and Stock Option Committee of the Board, which shall be constituted at all times so as to meet the outside director requirements of Section 162(m) of the Code.

          "Company" means Battle Mountain Gold Company and its subsidiaries.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Effective Date" means January 1, 1997.

          "Participant" means, with respect to a Bonus Period, the employees of the Company selected by the Plan Administrator to be eligible to receive a Bonus for such Bonus Period as provided in paragraph 5 of this Plan, who may include Restricted Officers, other officers of the Company, and other employees of the Company.

          "Performance Objective" means the performance objective or objectives established pursuant to paragraph 6 of the Plan.

          "Plan" means the Battle Mountain Gold Company 1997 Incentive Bonus
     Plan.

          "Plan Administrator" means (1) the Committee with respect to determining participation and Performance Objectives for Restricted Officers; and (2) subject to the Committee and the requirements of Section 162(m) of the Code, the Chief Executive Officer of the Company with respect to all other administration under the Plan.

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          "Restricted Officers" means the Chief Executive Officer of Battle
     Mountain Gold Company and its four highest compensated officers (other than the Chief Executive Officer) as defined in Treasury Regulation 1.162-27(c)(2).

     3. Administration. The Plan Administrator shall interpret the Plan, prescribe, amend, and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants.

     4. Compliance with Section 162(m). For Bonus Periods beginning on or after January 1, 1998, the Plan shall be administered to comply with Section 162(m) of the Code and regulations promulgated thereunder, and if any Plan provision is later found not to be in compliance with Section 162(m) of the Code, the provision shall be deemed modified as necessary to meet the requirements of Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its absolute discretion, may bifurcate the Plan so as to restrict, limit, or condition the applicability of any provision of the Plan to Restricted Officers without so restricting, limiting, or conditioning the Plan with respect to other Participants.

     5. Selection of Participants. For each Bonus Period, the Plan Administrator shall determine in writing the Participants who shall be eligible to receive a Bonus for such Period. For Bonus Periods beginning on or after January 1, 1998, the Plan Administrator shall make such determination of Participants prior to the commencement of the Bonus Period, or at such other time as permitted by Section 162(m) of the Code and regulations thereunder.

     6.   Performance Objective. For each Bonus Period:

          (a) With respect to all Participants for the Bonus Period beginning January 1, 1997, and with respect to all Participants other than Restricted Officers of Bonus Periods beginning January 1, 1998: (i) the Plan Administrator shall establish the Performance Objective before the Bonus is paid; and (ii) the Performance Objective selected may be a relative or absolute measure of any one or more of the Business Criteria, or may be any one or more measures of individual employee performance, or may be a combination of these.

          (b) With respect to Participants who are Restricted Officers for Bonus Periods beginning on or after January 1, 1998: (i) the Plan Administrator shall establish the Performance Objective in writing prior to the commencement of the Bonus Period, or at such other time as permitted by
     Section 162(m) of the Code and regulations thereunder; and (ii) the Performance Objective selected shall be a relative or absolute measure of any one or more of the Business Criteria.

          (c) The Performance Objective shall, subject to paragraph 8 below, state in terms of a formula the method for computing the amount of Bonus payable to the Participant. The formula shall set the target level of performance required for the Performance Objective to determine whether the Performance Objective has been attained. Under the formula, the Bonus may vary in direct proportion to the level of


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     performance of the Performance Goal as compared with the target. The formula may consist of alternative formulas, where the Plan Administrator may select one alternative before the Bonus is paid.

     7. Business Criteria. The following Business Criteria may apply to a business unit, one or more separately incorporated entities, or the Company as a whole. The Business Criteria are:

     Operating Income                            Net Income
     Pre-Tax Income                              Debt Reduction
     Earnings Per Share                          Safety
     Cash Flow                                   Return on Investment
     Return on Capital                           Revenue
     Return on Equity                            Total Shareholder Return
     Return on Assets                            Gold Production
     Reserve Growth                              Environmental Performance
     Progress on Projects

The above terms shall have the same meaning as in the Company's financial statements, or if the terms are not used in the Company's financial statements, as applied pursuant to generally accepted accounting principles, or as used in the industry, as applicable.

     8.   Bonus Certification. For Bonus Periods beginning on or after
January 1, 1998, the Plan Administrator shall certify in writing prior to payment of the Bonus that the Performance Objective has been attained and the Bonus is payable. With respect to Committee certification, approved minutes of the meeting in which the certification is made shall be treated as written certification.

     9. Maximum Bonus Payable. The maximum Bonus payable under this Plan to any Participant for any Bonus Period shall be one million dollars ($1,000,000).

     10. Discretion to Reduce Awards. The Plan Administrator, in its sole and absolute discretion, may reduce the amount of any award otherwise payable to a Participant.

     11. Active Employment Requirement. Except as provided below, Bonus shall be paid for a Bonus Period only to a Participant who is actively employed by the Company (or on approved vacation) throughout the Bonus Period and who is employed by the Company on the date the Bonus is paid. To the extent consistent with the deductibility of awards under Section 162(m) of the Code and regulations thereunder, the Plan Administrator may in its sole discretion grant a Bonus for the Bonus Period to a Participant who is first employed or who is promoted to a position eligible to become a Participant under this Plan during the Bonus Period, who is transferred to or from a location where this Plan is in effect, who is on sick leave, Family or Medical Leave (U.S.) or Parental Leave (Canada), or whose employment is terminated during the Bonus Period because of the Participant's retirement with entitlement to immediate pension benefits under the Company's retirement plan, death, or because of total and permanent disability as that or a similar term is defined in the Company's generally applicable long term

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disability insurance policy. In such cases of partial active employment, Bonus will be based on salary paid during the Bonus Period.

     12. Payment of Bonus. A Bonus shall be paid to the Participant for the Bonus Period as provided in this Plan. The Company shall pay the Bonus to the Participant in a single cash payment as soon as administratively practicable after the Bonus Period and after the Plan Administrator certifies that the Bonus is payable as provided in paragraph 8. In the event of the Participant's incompetency, the Company in its sole discretion may pay any Bonus to the Participant's guardian or directly to the Participant. In the event of the Participant's death, any Bonus shall be paid to the Participant's spouse or, if there is no surviving spouse, the Participant's estate. Payments under this paragraph shall operate as a complete discharge of the Plan Administrator and the Company. The Company shall deduct from any Bonus paid under the Plan the amount of any taxes required to be withheld by the federal or any state or local government.

     13. Stockholder Approval. No Bonus shall be payable under this Plan to Restricted Officers for Bonus Periods on or after January 1, 1998, unless the Plan is disclosed to and approved by the shareholders of Battle Mountain Gold Company in accordance with Section 162(m) of the Code and regulations thereunder.

     14.  Limitation of Rights. Nothing in this Plan shall be construed to
(a) give any employee of the Company any right to be awarded any Bonus other than that set forth herein, as determined by the Plan Administrator; (b) give a Participant any rights whatsoever with respect to shares of common stock of the Company; (c) limit in any way the right of the Company to terminate an employee's employment with the Company at any time; (d) give a Participant or any other person any interest in any fund or in any specific asset or assets of the Company; or (e) be evidence of any agreement or understanding, express or implied, that the Company will employ an employee in any particular position or at any particular rate of remuneration.

     15. Nonassignment. The right of a Participant to the payment of any Bonus under the Plan may not be assigned, transferred, pledged, or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution, or other legal process.

     16. Amendment or Termination of the Plan. The Committee may amend or terminate the Plan at any time, except that no amendment or termination shall be made which would impair the rights of any Participant to a Bonus which would be payable were the Participant to terminate employment on the effective date of such amendment or termination, unless the Participant consents to such amendment or termination.

     17. Governing Law. The Plan shall be governed by the laws of the State of Texas.

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     IN WITNESS WHEREOF, Battle Mountain Gold Company has caused this document, titled "Battle Mountain Gold Company 1997 Incentive Bonus Plan," to be executed by its duly authorized officer on this ___ day of ________________, 199__.

                                        BATTLE MOUNTAIN GOLD COMPANY:



                                        By:
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                                            Stanford M. Haley
                                            Vice President, Human Resources


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